The American Funds Income Series
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

August 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$86,782
Class B	$2,640
Class C	$7,209
Class F1	$3,683
Class F2	$1,268
Total	$101,582
Class 529-A	$3,481
Class 529-B	$218
Class 529-C	$1,120
Class 529-E	$187
Class 529-F1	$239
Class R-1	$246
Class R-2	$2,789
Class R-3	$3,231
Class R-4	$3,362
Class R-5	$2,829
Class R-6	$18,056
Total	$35,758

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2967
Class B	$0.1897
Class C	$0.1829
Class F1	$0.2938
Class F2	$0.3292
Class 529-A	$0.2852
Class 529-B	$0.1728
Class 529-C	$0.1742
Class 529-E	$0.2465
Class 529-F1	$0.3160
Class R-1	$0.1843
Class R-2	$0.1844
Class R-3	$0.2437
Class R-4	$0.2921
Class R-5	$0.3349
Class R-6	$0.3423

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	270,291
Class B	10,638
Class C	34,293
Class F1	11,890
Class F2	3,534
Total	330,646
Class 529-A	11,889
Class 529-B	958
Class 529-C	6,218
Class 529-E	696
Class 529-F1	703
Class R-1	1,195
Class R-2	14,554
Class R-3	13,224
Class R-4	12,484
Class R-5	8,813
Class R-6	54,247
Total	124,981

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$14.48
Class B	$14.48
Class C	$14.48
Class F1	$14.48
Class F2	$14.48
Class 529-A	$14.48
Class 529-B	$14.48
Class 529-C	$14.48
Class 529-E	$14.48
Class 529-F1	$14.48
Class R-1	$14.48
Class R-2	$14.48
Class R-3	$14.48
Class R-4	$14.48
Class R-5	$14.48
Class R-6	$14.48